Exhibit 99.1

Exyn Technologies Reports First Quarter 2026 Financial Results

Successfully Completed Initial Public Offering, and Continued Expansion of ExynAI Across Commercial and Government Markets

PHILADELPHIA, PA, July 6, 2026 – Exyn Technologies ("Exyn" or the "Company") (NASDAQ: EXYN, EXYNW), a leader in autonomous mapping and perception-driven navigation for complex, GPS-denied environments, today announced financial results for the first quarter ended March 31, 2026.

Recent Strategic Highlights:

•	Completed Initial Public Offering (IPO) - In May 2026, Exyn successfully completed its initial public offering, raising approximately $19.4 million in gross proceeds, before underwriting discounts, commissions, and offering expenses, and began trading on the Nasdaq Capital Market under the symbols "EXYN" and "EXYNW," strengthening the Company's balance sheet and providing capital to support the execution of its long-term growth strategy and continued investment in its ExynAI-powered autonomy platform.

•	Launched Exyn Defense - In June 2026, the Company rebranded its wholly owned defense-focused subsidiary, Range, as Exyn Defense, Inc., establishing a dedicated business focused on delivering ExynAI-powered autonomy and mapping capabilities for government, defense, national security, and allied mission applications. Built on a platform-agnostic architecture, Exyn Defense is designed to integrate across aerial, ground, and hybrid robotic systems, enabling autonomous operations in contested, GPS-denied, and mission-critical environments.

•	Expanded Commercial Deployments - Exyn continued to expand the deployment of its ExynAI Autonomy & Mapping Stack across underground mining, industrial, construction, and critical infrastructure environments. The Company's technology enables autonomous navigation and high-fidelity mapping in complex settings where GPS, reliable communications, and pre-existing maps are unavailable, reinforcing Exyn's position as a leader in autonomous operations in unstructured environments.

First Quarter 2026 Financial Results:

•	Revenue was $1.19 million for the first quarter of 2026, compared to $1.22 million for the first quarter of 2025, representing a modest decrease of approximately $27 thousand or 2.3%. The slight decline was primarily attributable to the timing of customer project activity and product deliveries during the period.

•	Gross profit increased by 16% to $0.50 million, compared to $0.43 million in the prior-year period, driven by a more favorable revenue mix and lower product and service delivery costs.

•	Gross margin improved to 42.2% in the first quarter of 2026 from 35.6% in the prior-year period, reflecting an improvement of 660 basis points.

•	Total operating expenses were $3.38 million, compared to $2.95 million in the prior-year period, primarily reflecting higher selling, general, and administrative expenses associated with the Company’s transition to, and readiness for, public-company operations.

•	Net loss was $3.24 million, or $(2.45) per basic and diluted share, compared to a net loss of $2.58 million, or $(1.96) per basic and diluted share, in the first quarter of 2025.

•	Cash and cash equivalents were approximately $1.1 million as of March 31, 2026, compared with $0.8 million as of December 31, 2025. As of July 6, 2026, cash and cash equivalents were approximately $7.4 million, reflecting the net proceeds from the Company's IPO, after repayment of its outstanding obligations to Western Alliance Bank and Maximcash Solutions.

Brandon Torres Declet, Chief Executive Officer of Exyn Technologies, commented, “During the first quarter of 2026, Exyn achieved a transformative milestone with the successful completion of our initial public offering, marking the beginning of an exciting new chapter in the Company's evolution. Becoming a public company strengthened our balance sheet, expanded our access to capital, and enhanced our ability to execute our long-term growth strategy through continued investment in product innovation, commercial expansion, and strategic initiatives. We believe Exyn is uniquely positioned to capitalize on the growing demand for autonomous robotics and AI-powered navigation across both commercial and defense markets. With the launch of Exyn Defense, we have expanded our addressable market while remaining focused on our core mission of delivering platform-agnostic autonomy solutions that enable robots to operate in environments where GPS, communications, and prior maps cannot be relied upon. As adoption of autonomous systems continues to accelerate, we believe Exyn is well positioned to drive long-term growth and create lasting value for our customers and shareholders.”

About Exyn Technologies

Exyn Technologies (NASDAQ: EXYN, EXYNW) is a leader in autonomous mapping and perception-driven navigation for complex, GPS-denied environments. The Company’s technology enables teams to capture accurate 3D data in environments that are dark, disconnected, hazardous, or difficult to access. Exyn’s solutions support customers across mining, construction, infrastructure, geospatial, industrial, government, and defense applications.

For more information, visit www.exyn.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding Exyn’s SLAM technology and its potential benefits, the speed and accuracy of data collection, any potential cost savings or operational benefits to be achieved by Exyn’s clients ; and the Company’s expectations regarding market growth and future commercial or strategic opportunities.

These forward-looking statements are based on current expectations, estimates, projections, assumptions, and beliefs of the Company’s management, including assumptions regarding market demand, customer adoption, technology performance, procurement activity, defense and government spending, competitive conditions, third-party market forecasts, and the Company’s ability to execute its strategy. Forward-looking statements are inherently subject to known and unknown risks, uncertainties, and other important factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, the Company’s ability to successfully launch, operate, and grow its business; the ability of the Company’s technology to meet the requirements of various customers; delays or failures in customer adoption, procurement processes, platform integrations, operational evaluations, or contract awards; changes in government priorities, regulations, export controls, or procurement requirements; reliance on third-party platforms, partners, systems integrators, or suppliers; competitive developments; the accuracy of third-party market research and growth forecasts; and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements can generally be identified by words such as “anticipates,” “believes,” “designed,” “expects,” “forecasts,” “intends,” “may,” “plans,” “potential,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” and similar expressions, although not all forward-looking statements contain these identifying words. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Media Contact

Vanessa Varian

Exyn

vvarian@exyn.com

Investor Contact

Crescendo Communications, LLC

exyn@crescendo-ir.com

(212) 671-1020

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